Exhibit 10.2

ENTRUSTED MANAGEMENT AGREEMENT

BETWEEN

WANG XINSHUN

WANG XINMING

CHENG JUNSHENG

HENAN SHUNCHENG GROUP COAL COKE CO., LTD.

AND

ANYANG SHUNCHENG ENERGY TECHNOLOGY CO., LTD.

Anyang  China

 Entrusted Management Agreement

This Entrusted Management Agreement (the “Agreement”) is entered into on March 19, 2010, in Anyang, China by:

Party A:

1  Wang Xinshun, a citizen of PRC with ID Card number of , owns 60% shares of Henan Shuncheng Group Coal Coke Co., Ltd. ;

2 Wang Xinming, a citizen of PRC with ID Card number of , owns 20% shares of Henan Shuncheng Group Coal Coke Co., Ltd. ;

3 Cheng Junsheng, a citizen of PRC with ID Card number of , owns 20% shares of Henan Shuncheng Group Coal Coke Co., Ltd. ;

4 Henan Shuncheng Group Coal Coke Co., Ltd. is an enterprise incorporated and existing within the territory of China in accordance with the law of the People’s Republic of China, the registration number of its legal and valid Business License is 410522110001012 and the legal registered address is South Gongye Road, Tongye County, Anyang City, Henan Province.

and

Party B:

Anyang Shuncheng Energy Technology Co., Ltd., is a wholly-foreign owned enterprise in PRC, and the registration number of its legal and valid Business License is 410500400000623 and its legal address is Tongye Town, Anyang County.

Whereas:

1
Party A constitutes Henan Shuncheng Group Coal Coke Co., Ltd.  (hereinafter referred to as “Opco ”) and all of its shareholders holding all issued and outstanding shares of Opco . Under this Agreement, Opco, Wang Xinshun, Wang Xinming and Cheng Junsheng have acted collectively as one party to this Agreement;

2
Anyang Shuncheng Energy Technology Co., Ltd. (hereinafter referred to as “Party B”) is a wholly-foreign owned enterprise incorporated and existing within the territory of China in accordance with the law of the People’s Republic of China, the registration number of its legal and valid Business License is 410500400000623, and the legal registered address is Tongye Town, Anyang County.

3	Party A desires to entrust Party B to manage and operate Opco ;

4	Party B agrees to accept such entrustment and to manage Opco on behalf of Party A.

Therefore, in accordance with laws and regulations of the People’s Republic of China, the Parties agree as follows after friendly consultation based on the principle of equality and mutual benefit.

Article 1                          Entrusted Management

1.1
Party A agrees to entrust the management of Opco to Party B pursuant to the terms and conditions of this Agreement. Party B agrees to manage Opco in accordance with the terms and conditions of this Agreement.

1.2	The term of this Entrusted Management Agreement (the “Entrusted Period”) shall be from the effective date of this Agreement to the earlier of the following:
           (1)  the winding up of Opco, or
           (2)  the date on which Party B completes the acquisition of Opco.

1.3 During the Entrusted Period, Party B shall be fully and exclusively responsible for the management of Opco. The management service includes without limitation the following:

(1)
Party B shall be fully and exclusively responsible for the operation of Opco, which includes the right to appoint and terminate members of Board of Directors and the right to hire managerial and administrative personnel etc. Party A or its voting proxy shall make a shareholder’s resolution and a Board of Directors’ resolution based on the decision of Party B.

(2)
Party B has the full and exclusive right to manage and control all cash flow and assets of Party A. Opco shall open one or more entrusted accounts and/or designate one or more existing account as entrusted accounts (collectively, the “Entrusted Accounts”). Party B has the full and exclusive right to decide the use of the funds in the Entrusted Accounts. The authorized signature of the Entrusted Accounts shall be appointed or confirmed by Party B. All of the funds of Opco shall be kept in the Entrusted Accounts, including but not limited to its existing working capital and purchase price received from selling its production equipment, inventory, raw materials and accounts receivable to Party B (if any), all payments of funds shall be disbursed through the Entrusted Accounts, including but not limited to the payment of all existing accounts payable and operating expenses, payment of employees salaries and purchase of assets, and all revenues from its operation shall be kept in the Entrusted Accounts.

(3)
Party B shall have the full and exclusive right to control and administrate the financial affairs and daily operation of Opco, such as entering into and performance of contracts, and payment of taxes etc.

1.4
Subject to anything to the contrary stated herein, in consideration of the services provided by Party B hereunder, Party A shall pay an entrusted management fee to Party B which shall be equal to the quarterly earnings before tax (if any) of Opco. The entrusted management fee shall be as follows: during the term of this agreement, the entrusted management fee shall be equal to Opco’s estimated earnings before tax, being the quarterly revenues after deduction of operating costs, expenses and taxes other than income tax. If the quarterly earnings before tax is zero, Opco is not required to pay the quarterly entrusted management fee; if Opco sustains losses, all such losses will be carried over to next quarter and deducted from next quarter’s entrusted management fee. Both Parties shall calculate, and Party A shall pay, the quarterly entrusted management fee within 45 days of end of the preceding quarter. The above quarterly payment shall be adjusted prior to the filing of Opco’s tax return for such quarter (the “Quarterly Adjustment”), so as to make the after-tax profit of Opco of that quarter zero. In addition, the above monthly payment shall be adjusted after the end of each fiscal year but before the filing for the yearly tax return (the “Annual Adjustment”), so as to make the after-tax profit of Opco of that fiscal year zero.

1.5
Party B shall assume all operation risks out of the entrusted management of Opco and bear all losses of Opco. If Opco has no sufficient funds to repay its debts, Party B is responsible for paying off these debts on behalf of Opco; if Opco’s net assets are lower than its registered capital, Party B is responsible for funding the deficit.

Article 2                         Rights and Obligations of the Parties

2.1           During the term of this Agreement, Party A’s rights and obligations include:

(1)
 to hand over Opco to Party B for entrusted management as of the effectiveness date of this Agreement and to make all of business materials together with Business License and corporate seal of Opco available to Party B;

(2)	Party A has no right to make any decision regarding Opco’s operations without the prior written consent of Party B;

(3)	to have the right to know the business conditions of Opco at any time and provide proposals;

(4)	to assist Party B in carrying out the entrusted management in accordance with Party B’s requirement;

(5)
to perform its obligations pursuant to the Shareholders’ Voting Rights Proxy Agreement, signed by and between Wang Xinshun, Wang Xinming and Cheng Junsheng and Party B on March 19, 2010 in Anyang, and not to violate the said agreement;

(6)	not to intervene Party B’s management over Opco in any form by making use of shareholder’s power;

(7)	not to entrust or grant their shareholders’ rights in Opco to a third party other than Party B without Party B’s prior written consent;

(8)	not to otherwise entrust other third party other than Party B to manage Opco in any form without Party B’s prior written consent;

(9)	not to terminate this Agreement unilaterally with for any reason whatsoever; or

(10)	to enjoy other rights and perform other obligations under the Agreement.

2.2  During the term of this Agreement, Party B’s rights and obligations include:

(1)	to enjoy the full and exclusive right to manage Opco independently;

(2)	to enjoy the full and exclusive right to dispose of all assets of Opco;

(3)	to enjoy all profits and bear losses arising from Opco’s operations during the Entrusted Period;

(4)	to appoint all directors of Opco;

(5)	to appoint the legal representative, general manager, deputy general manager, financial manager and other senior managerial personnel of Opco;

(6)	to convene shareholders’ meetings of Opco in accordance with the Shareholders’ Voting Rights Proxy Agreement and sign resolutions of shareholders’ meetings; and

(7)	to enjoy other rights and perform other obligations under the Agreement.

Article 3                         Representations and Warranties

The Parties hereto hereby make the following representations and warranties to each other as of the date of this Agreement that:

(1)	has the right to enter into the Agreement and the ability to perform the same;

(2)	the execution and delivery of this Agreement by each party have been duly authorized by all necessary corporate action;

(3)	the execution of this Agreement by the officer or representative of each party has been duly authorized；

(4)	each party has no other reasons that will prevent this Agreement from becoming a binding and effective agreement between both parties after execution;

(5)	the execution and performance of the obligations under this Agreement will not:
(a) violate any provision of the business license, articles of association or other similar documents of its own;
(b) violate any provision of the laws and regulations of PRC or other governmental or regulatory authority or approval;
(c) violate or result in a breach of any contract or agreement to which the party is a party or by which it is bound.

Article 4 Effectiveness

This Agreement shall take effect after it is duly executed by the authorized representatives of the parties hereto with seals affixed, provided, however, the entrusted management fees payable by Party A under Section 1.4 shall accrue until such times as the parties shall mutually agree..

Article 5 Liability for Breach of Agreement

During the term of this Agreement, any violation of any provisions herein by either party constitutes breach of contract and the breaching party shall compensate the non-breaching party for the loss incurred as a result of this breach.

Article 6 Force Majeure

The failure of either party to perform all or part of the obligations under the Agreement due to force majeure shall not be deemed as breach of contract. The affected party shall present promptly valid evidence of such force majeure, and the failure of performance shall be settled through consultations between the parties hereto.

Article 7 Governing Law

The conclusion, validity, interpretation, and performance of this Agreement and the settlement of any disputes arising out of this Agreement shall be governed by the laws and regulations of the People’s Republic of China.

Article 8 Settlement of Dispute

Any disputes under the Agreement shall be settled at first through friendly consultation between the parties hereto. In case no settlement can be reached through consultation, each party shall have the right to submit such disputes to China International Economic and Trade Arbitration Commission in Beijing.  The Place of arbitration is Beijing. The arbitration award shall be final and binding on both parties.

Article 9  Confidentiality

9.1           The parties hereto agree to cause its employees or representatives who has access to and knowledge of the terms and conditions of this Agreement to keep strict confidentiality and not to disclose any of these terms and conditions to any third party without the expressive requirements under law or request from judicial authorities or governmental departments or the consent of the other party, otherwise such party or personnel shall assume corresponding legal liabilities.

9.2           The obligations of confidentiality under Section 1 of this Article shall survive after the termination of this Agreement.

Article 10 Severability

10.1           Any provision of this Agreement that is invalid or unenforceable due to the laws and regulations shall be ineffective without affecting in any way the remaining provisions hereof.

10.2.                      In the event of the foregoing paragraph, the parties hereto shall prepare supplemental agreement as soon as possible to replace the invalid provision through friendly consultation.

Article 11 Non-waiver of Rights

11.1           Any failure or delay by any party in exercising its rights under this Agreement shall not constitute a waiver of such right.

11.2            Any failure of any party to demand the other party to perform its obligations under this Agreement shall not be deemed as a waiver of its right to demand the other party to perform such obligations later.

11.3 If a party excuses the non-performance by other party of certain provisions under this Agreement, such excuse shall not be deemed to excuse any future non-performance by the other party of the same provision.

Article 12 Non-transferability

Unless otherwise specified under this Agreement, no party can assign or delegate any of the rights or obligations under this Agreement to any third party nor can it provide any guarantee to such third party or carry out other similar activities without the prior written consent from the other party.

Article 13 Miscellaneous

13.1 Any and all taxes arising from execution and performance of this Agreement and during the course of the entrusted management and operation shall be borne by the Parties respectively pursuant to the provisions of laws and regulations.

13.2 Any amendment entered into by the parties hereto after the effectiveness of this Agreement shall be an integral part of this Agreement and have the same legal effect as part of this Agreement. In case of any discrepancy between the amendment and this Agreement, the amendment shall prevail. In case of several amendments, the amendment with the latest date shall prevail.

13.3 This Agreement is executed by Chinese and English in duplicate and both the English version and Chinese version shall have the same effect. Each of the original Chinese and English versions of this Agreement shall be executed in five copies.

13.4 In witness hereof, the Agreement is duly executed by the parties hereto on the date first written above.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

(Page of signature only)

Party A:
Wang Xinshun
(signature):  /s/ Wang Xinshun

Wang Xinming
(signature):  /s/ Wang Xinming

Cheng Junsheng :
(signature):  /s/ Cheng Junsheng

Henan Shuncheng Group Coal Coke Co., Ltd.

(official seal)

Authorized representative:  /s/ Wang Xinshun
(signature)

Party B:

Anyang Shuncheng Energy Technology Co., Ltd.

 (official seal)

Authorized representative: /s/ Wang Jiankai
(signature)